Exhibit 10.12

AMENDMENT NO. 3 TO LEASE

        THIS AMENDMENT NO. 3 is made and entered into this 23rd day of June, 1993, by and between John Arrillaga, Trustee, or his Successor Trustee UTA dated 7/20/77 (JOHN ARRILLAGA SEPARATE PROPERTY TRUST) as amended, and RICHARD T. PEERY, Trustee, or his Successor Trustee UTA dated 7/20/77 (RICHARD T. PEERY SEPARATE PROPERTY TRUST) as amended, collectively as Landlord, and SYNOPSYS, INC., a Delaware corporation, as Tenant.

RECITALS

        A.    WHEREAS, by Lease Agreement dated August 17, 1990 Landlord leased to Tenant all of that certain 104,170± square foot building located at 700C East Middlefield Rd., Mountain View, California, the details of which are more particularly set forth in said August 17, 1990 Lease Agreement (the "Lease"), and

        B.    WHEREAS, said Lease was amended by the Commencement Letter dated April 1, 1991 which amended the commencement date of the Lease to commence March 15, 1991 and terminate March 14, 1999, and

        C.    WHEREAS, said Lease was amended by Amendment No. 1 dated June 16, 1992 to extend the Lease term and amend Paragraphs 31 and 51, Exhibit A and the Basic Rent schedule, and

        D.    WHEREAS, said Lease was amended by Amendment No. 2 dated March 22, 1993 to extend the Lease Term and amend the Basic Rent Schedule, and

        E.    WHEREAS, it is now the desire of the parties hereto to amend the Lease by extending the Term of the Lease to be co-terminous with the term of the Lease Agreement dated June 23, 1993 for premises located at 700A Middlefield Road, Mountain View, California, which extension is projected to be two years, amending the Basic Rent schedule, and replacing Paragraph 47 Parking, as hereinafter set forth.

AGREEMENT

        NOW THEREFORE, for valuable consideration, receipt of which is hereby acknowledged, and in consideration of the hereinafter mutual promises, the parties hereto do agree as follows:

        1.    TERM OF LEASE.    Subject to Paragraph 2 below, it is agreed between the parties that the term of this Lease shall be extended for an additional two year period, from January 1, 2001 to December 31, 2002.

        2.    LEASE TERMS CO-TERMINOUS.    It is acknowledged that (i) concurrently with the execution of this Amendment No. 3, Landlord and Tenant are also executing a lease dated June 23, 1993 affecting adjacent property located at 700A Middlefield Road, Mountain View, California, and (ii) it is the intention of the parties that the term of said Lease Agreement dated August 17, 1990 be co-terminous with the term of Lease Agreement dated June 23, 1993, such that the terms of Lease Agreement dated June 23, 1993 and Lease Agreement dated August 17, 1990 expire on the same date. Therefore, it is acknowledged that the implementation of this paragraph shall result in an extension of the term of Lease Agreement dated August 17, 1990, in which event Tenant's monthly Basic Rent shall increase at the rate of $.05 per square foot on January 1, 2001 and shall remain at that rate thereafter including any extensions in the Lease terms as provided in Paragraph 3 herein. As soon as the commencement date of Lease Agreement dated June 23, 1993 has been determined following completion of improvements and satisfaction of other appropriate conditions, the parties shall execute, if necessary, an amendment to Lease Agreement dated August 17, 1990 establishing the applicable termination date of said lease in accordance with the foregoing provisions of this paragraph.

        3.    FUTURE AMENDMENT TO LEASE TERM AND BASIC RENT SCHEDULE.    It is agreed and understood that the term of this Lease may be amended, or further extended and the Basic Rent Schedule amended: (i) once the commencement date on the second floor of the premises leased under the June 23, 1993 lease is determined, said Lease term shall be extended for a period of eight years from said second floor lease commencement date which schedule commencement date in no event will be more than six months following the commencement date of the first floor lease, plus any extension in term related to deferral of occupancy of either the first or second floor of the June 23, 1993 lease as described in Paragraph 50 of the June 23, 1993 lease; or (ii) if Tenant exercises its option to defer occupancy on the first and/or second floor of the June 23, 1993 lease as defined in Paragraph 50 of said June 23, 1993 lease. In the event occupancy of either the first or second floor of the June 23, 1993 lease is deferred by Tenant (as allowed under the June 23, 1993 lease), any such deferment shall result in the term of this Lease being extended by one-third of the total period deferred so that the termination date of this Lease coincides with the termination date of the June 23, 1993 lease. During any such extended period the monthly Basic Rent per square foot rate on this Lease will remain at the same rate existing prior to the commencement of the extended term. For example: If the June 23, 1993 lease commences on July 1, 1994, and Tenant defers occupancy of the second floor until July 1, 1995 the term on the June 23, 1993 lease and on this Lease would be extended for eight years and two months from July 1, 1995; and if Tenant elects to defer its occupancy of the first floor of said June 23, 1993 lease for three months from July 1, 1994 and defer the lease commencement on the second floor for six months, the lease term on the June 23, 1993 lease and on this Lease would be extended for a total period of eight years and three months (one month extension for the three month deferral on the first floor lease commencement, and two months extension on the six month deferral on the second floor extension).

        4.    BASIC RENT SCHEDULE.    The monthly Basic Rental shall be adjusted as follows:

        On January 1, 2001 the sum of ONE HUNDRED EIGHTY SEVEN THOUSAND FIVE HUNDRED SIX AND 00/100 DOLLARS ($187,506.00) shall be due, and a like sum due on the first day of each month thereafter through and including December 1, 2002.

        The aggregate rental for the Lease shall be increased by $4,135,549.00 or from $20,424,840.22 to $24,560,389.22.

        5.    PARKING.    It is hereby agreed between the parties that the existing Paragraph 47 Parking of the aforementioned Lease Agreement shall be considered null and void and shall be replaced with the following:

  "Tenant shall have the right to the nonexclusive use of approximately one-third of the parking spaces in the common parking area of the complex. Tenant agrees that Tenant, Tenant's employees, agents, representatives, and/or invitees shall not use parking spaces in excess of said one-third parking spaces allocated to Tenant hereunder. Landlord shall have the right, at Landlord's sole discretion, to specifically designate the location of Tenant's parking spaces within the common parking area of the complex in the event of a dispute among the tenants occupying the buildings in the complex referred to herein, in which event Tenant agrees that Tenant, Tenant's employees, agents, representatives and/or invitees shall not use any parking spaces other than those parking spaces specifically designated by Landlord for Tenant's use. Said parking spaces, if specifically designated by Landlord to Tenant, may be relocated by Landlord at any time, and from time to time. Landlord reserves the right, at Landlord's sole discretion, to rescind any specific designation of parking spaces, thereby returning Tenant's parking spaces to the common parking area. Landlord shall give Tenant written notice of any change in Tenant's parking spaces. Tenant shall not, at any time, park, or permit to be parked, any trucks or vehicles adjacent to the loading area so as to interfere in any way with the use of such areas, nor shall Tenant, at any time, park or permit the parking of Tenant's trucks and other vehicles or the trucks and vehicles of Tenant's suppliers or others, in any portion of the common areas not designated by Landlord for such use by Tenant. Tenant shall not park nor permit to be parked, any inoperative vehicles or equipment on any portion of the common parking area or other common areas of the complex. Tenant agrees to assume responsibility for compliance by its employees with the parking provision contained herein. If Tenant or its employees park in other than designated parking areas, then Landlord may charge Tenant, as an additional charge, and Tenant agrees to pay Ten Dollars ($10.00) per day for each day or partial day each such vehicle is parking in any area other than that designated. Tenant hereby authorizes Landlord, at Tenant's sole expense, to tow away from the complex any vehicle belonging to Tenant or Tenant's employees parked in violation of these provisions, provided that 24 hours prior to the towing of any such vehicle, Landlord or Landlord's agent has attached a violation sticker or notice to such vehicle(s). Tenant shall use the parking area for vehicle parking only and shall not use the parking areas for storage.

        EXCEPT AS MODIFIED HEREIN, all other terms, covenants, and conditions of the Lease shall remain in full force and effect.

        IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment No. 3 to Lease as of the day and year first hereinabove set forth.

LANDLORD:		TENANT:
JOHN ARRILLAGA SEPARATE PROPERTY TRUST		SYNOPSYS, INC. a Delaware corporation
By:	/s/ John Arrillaga	By:

John Arrillaga, Trustee
Print or Type Name
RICHARD T. PEERY SEPARATE PROPERTY
TRUST		Title:

By:	/s/ Richard T. Peery	Dated:
Richard T. Peery, Trustee